EXHIBIT 99.1
                                                                    ------------

                             U. S. GOLD CORPORATION

                             N E W S  R E L E A S E

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724

                   U.S. GOLD CORPORATION SUBSIDIARY IN MEXICO
                       CONTINUES DRILLING HIGH-GRADE GOLD

Denver, CO.-January 8, 2004 - U.S. Gold Corporation (OTC BB: USGL; Berlin
Exchange: US8) reported today that the second round of exploration drilling carried out by its 40% owned subsidiary, Gold Resource Corporation, continues to encounter a high-grade gold system at its El Aguila property in the state of Oaxaca, Mexico. This second round of drilling involved thirty-three (33) reverse circulation holes and five (5) core holes totaling 2,124 meters. Twelve (12) holes intersected high-grade gold values greater than 3.5 grams gold/tonne (0.10 ounces gold/ton) with the highest individual sample interval assaying 101.5 grams gold/tonne and 1,040 grams silver/tonne (2.96 ounces gold/ton and 30 ounces silver/ton) over 2 meters in hole number 331. The drill holes with high-grade intercepts are listed in the table below:

                 Interval         Interval         Gold-           Silver-
     Hole       Starting At        Length        grams per        grams per
      No.        (meters)         (meters)         tonne            tonne
     -----      -----------       --------       ---------        ----------
      330             6               6             8.46             111
      331            50               4            54.71             701
      332            16               8             6.07              18
      333 and         2               2             3.67              63
      333             8               6            15.69             101
      334             6               6             9.40              25
      338            20              10             3.71              65
      343            68               8            10.85              62
      349            34               6             3.54              78
      354            34               4             7.50              68
      363             4               6            11.36             100
      365             0               4             5.73              10
      366             0               4             3.74             100

     (One gram per tonne is approximately equivalent to .0292 ounce per ton)

"Drilling to date has surpassed our expectations in establishing a high-grade gold system at El Aguila and the drilling has also demonstrated excellent continuity of the mineralized silica manto. This coupled with the fact that the mineralization can be easily mined by open pit methods and has excellent metallurgical characteristics (95% recovery of gold and 90% recovery of the silver) and you have the potential of a low-cost mine. Gold Resource's approach is not to determine the size of the system at this time, but instead to delineate a minimum resource that would allow Gold Resource to establish gold production at this high-margin property at the earliest possible date", said William W. Reid, president of both U.S. Gold and Gold Resource.

                             Continued on next page.

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To this end Gold Resource has commissioned Lyntek Engineering of Denver to undertake a pre-feasibility study concerning the capital cost, operating cost and resulting economics for a 750 tonne/day mill. Resource Development Inc. is performing the metallurgical test work and Ore Reserve Engineering will calculate the initial resource. Gold Resource estimates presently that resources capable of supporting a mining operation for four years is all that would be required to make a production decision. Additional drilling may be required to reach that target.

"We have just begun to explore the large, 3,800 hectares (14.7 square miles) El Aguila property position that encompasses multiple rhyolitic volcanic dome complexes associated with massive silica intrusion and alteration. The Cerro Colorado dome complex, approximately 1 kilometer distance from the current drilling, is intruded into limestone which geologically can be a great host for ore deposits. No drilling has ever been done in this area even though a dump from a small shaft at the contact of the silica with the limestone has assayed up to 19 grams gold/tonne (0.55 ounces gold/ton). This exciting geologic setting coupled with the demonstrated high-grade nature of the associated gold and silver mineralization established to date leads us to believe Gold Resource Corporation has a very exciting gold property to explore both near term and over the longer term and gives U.S. Gold Corporation the real possibility of benefiting from an interest in a second mine near term", said Mr. Reid.

Gold Resource Corporation is a private Colorado corporation that presently is owned 40% by U.S. Gold. Canyon Resources Corporation (AMEX: CAU) is funding the El Aguila exploration program and can earn a 50% interest in the property by funding $3.5 million in exploration and development expenditures. Canyon has funded $500,000 to date.

U.S. Gold Corporation also holds a 45% interest in the Tonkin Springs gold mine property in Eureka County, Nevada, which is being developed under a joint venture with BacTech Mining Corporation (TSX-V: BM). BacTech is providing $12 million of development funding under the agreement and is targeting gold production from Tonkin Springs in 2004.

The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this press release are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could very significantly.